UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 25, 2003

SILICON LABORATORIES INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-29823	74-2793174
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4635 Boston Lane, Austin, TX 78735
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (512) 416-8500
Not Applicable
(Former Name or Former Address, if Changed since Last Report)

On September 25, 2003, Silicon Laboratories Inc. filed a current report on Form 8-K to report on its plan to acquire of all of the outstanding capital stock of Cygnal Integrated Products, Inc.  This Amendment is filed to provide the Agreement and Plan of Reorganization, dated September 25, 2003, by and among Silicon Laboratories Inc., Homestead Enterprises, Inc., and Cygnal Integrated Products, Inc.

Item 2.  Acquisition and Disposition of Assets.

On September 25, 2003, Silicon Laboratories Inc., a Delaware corporation, Homestead Enterprises, Inc., a Delaware corporation and our wholly-owned subsidiary, and Cygnal Integrated Products, Inc., a Delaware corporation (“Cygnal”), entered into an Agreement and Plan of Reorganization pursuant to which we agreed to acquire Cygnal.  Cygnal develops and sells analog-intensive, highly-integrated 8-bit microcontrollers.  Under the terms of the Agreement and Plan of Reorganization, we will issue 1,191,658 shares of common stock in exchange for all of the outstanding capital stock of Cygnal at closing.   We also have agreed to issue up to an additional 1,290,963 shares of our common stock to shareholders of Cygnal based on the achievement of certain revenue milestones during the twelve-month period commencing on April 4, 2004 and ending on April 2, 2005.  The additional shares will become issuable as follows: (1) up to 297,915 shares on a pro rata basis for every dollar of Cygnal product revenues during the period in excess of $10.0 million up to $15.0 million; plus (2) up to 496,524 shares on a pro rata basis for every dollar of Cygnal product revenues during the period in excess of $15.0 million up to $20.0 million; plus (3) up to 496,524 shares on a pro rata basis for every dollar of Cygnal product revenues during the period in excess of $20.0 million up to $24.0 million.

This acquisition is subject to customary closing conditions, including regulatory approvals with respect to the issuance of our shares and the approval of Cygnal’s shareholders.

Item 7.  Financial Statements and Exhibits.

(c)          Exhibits.

2.1                     Agreement and Plan of Reorganization, dated September 25, 2003, by and among Silicon Laboratories Inc., Homestead Enterprises, Inc., and Cygnal Integrated Products, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Silicon Laboratories Inc.,
a Delaware corporation
Dated: October 3, 2003	By:	/s/ John W. McGovern
John W. McGovern
CHIEF FINANCIAL OFFICER
(PRINCIPAL ACCOUNTING OFFICER)

SILICON LABORATORIES INC.

INDEX TO EXHIBITS

Exhibit Number	Description

2.1	Agreement and Plan of Reorganization, dated September 25, 2003, by and among Silicon Laboratories Inc., Homestead Enterprises, Inc., and Cygnal Integrated Products, Inc.